Exhibit 10.33

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release ("Agreement") is entered into this 4th day of March, 2024, by VINCENT VERDE ("Employee") and JANEL CORPORATION its related entities, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employees: officers, directors, shareholders and agents (collectively, "Employer" or "Company") to settle and resolve any claims or controversies Employer and the Employee may have against each other.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Termination Date. Employee will be relieved of all active work duties and responsibilities as of February 16, 2024 (the "Termination Date").

2.           Final Pay and Pay In Lieu of Notice. Employee will receive pay in lieu of notice through February 29, 2024, as a courtesy.

3.           Severance.
In consideration of the releases, contingencies, and other terms set forth in this Agreement, Employer will pay Employee the following amounts, each subject to applicable withholdings, and further subject to the conditions provided herein.

(a)	Employer will pay Employee $100,000.00 severance pay. This lump sum payment will be made after the revocation period described below has expired.

(b)	Employer will pay an additional sum of $50,000.00 on May 6, 2024, provided that Employee is in compliance with the terms and conditions of this Agreement at such time.

4.         Health Insurance. Employee is currently enrolled in active group benefits coverage through the Employer. As per standard Company practice, Employee will remain eligible to continue participation in these plans through February 29, 2024, or as otherwise defined by the individual plan documents. Effective March 1, 2024, Employee will be eligible to enroll on a self-paid basis in continued medical, dental and vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") per Federal COBRA regulations and as per regular company practice, for the maximum period allowable under the law. Detailed information regarding COBRA rights and enrollment practices will be provided under separate cover by TriNet.

Severance Agreement and General Release	1
Between Vincent Verde and Janel Corporation

5.         Nondisclosure of Confidential Information. Employee agrees to hold in strictest confidence and will not, without the prior written approval of Employer, knowingly disclose to any person or entity (other than as required by law) Employer's "Confidential Information." "Confidential Information" shall include Employer's (1) specific financial information that has not otherwise been made public; (2) any information of or relating to Employer or its customers that: (a) has been kept strictly confidential by Employer; and (b) has not been disclosed to any third party except under an obligation of confidentiality; and (c) is or was not otherwise available in the public domain. Notwithstanding the foregoing, this section does not prohibit Employee from disclosing Confidential Information to a federal, state or local government official or to an attorney for the purpose of reporting or investigating a violation of law or in a court filing under seal. Nothing in this Agreement shall prohibit or impede the Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a "Governmental Entity") with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law.

In the event that the Employee or his/her agents, representatives or attorneys are compelled by subpoena or otherwise to provide Confidential Information, he/she will provide Employer with not less than five (5) days' written notice, where possible, so that Employer has the opportunity to seek appropriate protection from a court of competent jurisdiction.

6.           Non-Contact and Solicitation. Employee agrees that for a period of twelve weeks following Employee's Termination Date, the Employee will not:

(a)
visit or contact any customers, agents, vendors, or other similar commercial partners at their place of business or make any other contact (including but not limited to telephone, text, email, or any other type of written, verbal, electronic, or physical contact in any form or forum, directly or indirectly) regarding his/her employment, or this Agreement, or any aspect of his/her or their interaction or relationship in the past, present, or future with Employer;

(b)
whether as employee, contractor, director, officer, investor, owner, lender, stockholder, partner, advisor, sole proprietor, owner, member, consultant, or in any other capacity, do any one or more of the following or cause, assist, aid, or enable any person or entity to do any one or more of the following, whether directly or indirectly:

1.
solicit for hire, hire or contract with for employment, consulting or any other reason, any person or entity who is an employee, independent contractor, owner, consultant, officer, director, member or agent of Employer, or anyone who was an employee, independent contractor, owner, consultant, officer, director, member or agent of Employer during the last year of Employee's employment, to engage in, or propose to engage in, any business that provides or offers the same or similar products or services, as offered by Employer; and/or

11.
induce or influence any person who is an employee, independent contractor, owner, consultant, officer, director or agent of Employer, or any other member of Employer, to terminate or modify its relationship with Employer; and/or

Severance Agreement and General Release	2
Between Vincent Verde and Janel Corporation

111.
service, call on, solicit, or take away, or attempt to call on, solicit, or take away any customer of the Employer with whom the Employee had business relations or contact on behalf of the Employer during the one (1) year prior to Employee's termination.

7.          Return of Property and Transition. Employee will return to Employer, without retaining copies, all tangible items, including, without limitation, all keys, reports, computer records, computer, cell phone and any and all other property of Employer that is currently in his/her possession or under his/her control.

8.           Breach of the Agreement. Employee agrees that the breach or failure to comply with the provisions of this Agreement will cause irreparable harm to Employer, for which monetary damages will not provide an adequate remedy. Employee agrees that in the event of any breach of the terms of this Agreement, Employer shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available, without the necessity of posting any bond or other security.

If Employee breaches any of his/her obligations under this Agreement, including the agreement not to sue, Employee agrees to return any and all Severance of Final Pay payments for time not-worked provided to Employee, pursuant to Paragraphs 2 and 3 of this Agreement, and Employer will make no further payments to Employee under this Agreement. Employee acknowledges that in addition to the return of all severance payments, Employer has a right to seek any other monetary relief it may be entitled to under this Agreement or applicable law, due to Employee's breach.

9.          Complete Release by Employee. Employee voluntarily releases and forever discharges Employer and each of its past and present employees, agents, officers, directors and shareholders (individually, each "Employer Released Party" and collectively, the "Employer Released Parties") from any claims, charges, causes of action, demands or damages, known or unknown, fixed or contingent, at law or in equity, and waives and releases any and all rights and claims of any type that Employee may have had or now has at any time prior to the date of full execution of this Agreement, against Employer and/or the Employer Released Parties in any way related to Employee's employment, or his/her termination of employment with Employer other than for (i) the payment of the Severance Amount in accordance with and subject to the conditions contained in this Agreement; (ii) his/her COBRA rights; and (iii) his/her rights under any Qualified Retirement Plan ("the Reserved Matters"). This waiver and release includes, but is not limited to:

a.        any claims for any tort, including wrongful termination, wrongful discharge, defamation, intentional infliction of emotional distress, intentional interference with a contractual relationship or any other common law claims;

Severance Agreement and General Release	3
Between Vincent Verde and Janel Corporation

b.      any claims for the breach of any written, implied or oral contracts, including, but not limited to, any contract of employment;

c.        any claims of discrimination, harassment or retaliation based on age, marital status, national origin, ancestry, race, religion, gender, sex, sexual orientation, physical or mental disability or medical condition or any other class or category protected under applicable Federal, State or Local law;

d.       except for payments provided pursuant to this Agreement, any claims for payments of any nature, including, but not limited to, wages, attorney's fees, costs, overtime pay, vacation pay, severance pay, commissions, bonuses or the monetary equivalent of benefits;

e.        except for the consideration provided pursuant to this Agreement and any benefits under Employer's Qualified Retirement Plan, any claims or rights under any benefit plan, Vesting Agreement, or program of Employer; and

f.         any and all claims that may arise under common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including, but not limited to, any claim or cause of action in law or in equity based on or arising under the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866, 1871 and 1991, as amended, the Rehabilitation Act of 1973, as amended, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any other Federal or State of New York laws governing civil rights, age discrimination, disability discrimination, wage and hours, vacation and paid time off, and/or any other state employment laws, as each of them has been or may be amended, any state, federal or local laws governing whistleblowing or retaliation claims to the maximum extent permitted by law, including but not limited to the Sarbanes Oxley Act, any laws or agreements that provide for punitive, exemplary or statutory damages, and any laws or agreements that provide for payment of attorneys' fees, costs, or expenses, with the exclusion of any other benefits to which Employee is entitled, as a matter of law, subsequent to her termination.

10.         Waiver of Claims. Employee covenants that he/she has not and will not file suit in any court against Employer, that he/she has not and will not assist anyone else in filing suit in any court against Employer, except as required by law, that he/she has not transferred or assigned to any other person or entity any rights or claims against Employer, and that he/she has not and will not file or assist anyone else in filing any administrative complaint or charge with any federal, state or local agency against Employer, except (a) in connection with any Equal Employment Opportunity Commission (EEOC) discrimination proceeding, based on any matter in connection with her employment prior to the execution of this Agreement, or his/her termination of employment from Employer; (b) any claim for unemployment insurance; (c) any claim under Section 806 of the Sarbanes Oxley Act; (d) any claim under Section 23 of the Commodity Exchange Act; (e) any claim under Section 21F of the Securities Exchange Act of 1984; (f) any claim under Section 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (g) the right to challenge Employer's compliance with the waiver requirements of the ADEA, as amended by the OWBPA; or (h) any other claim that, as a matter of law, cannot be released by private agreement.

Severance Agreement and General Release	4
Between Vincent Verde and Janel Corporation

Employee acknowledges and understands that pursuant to the Federal Trade Secrets Act of 20 I 6, he/she has been advised that he/she has immunity from being held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.        Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. This Agreement is based upon the mutual understanding of the parties. Employee acknowledges that he/she has not relied on any representations, promises, or agreements of any kind made to him/her in connection with her decision to sign this Agreement, except for those set forth in this Agreement. Employee agrees that he/she shall continue to be bound by the provisions contained in any agreement between him/her and Employer that existed and was in effect at the time of Employee's termination. In the event of a conflict between the provisions contained herein and the provisions contained in any such other agreement, the provisions in this Agreement shall control and govern.

12.        Affirmations. Employee further affirms, represents and warrants that, with the exception of the payments she will receive pursuant to the terms of this Agreement, he/she has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to him/her, except for the Reserved Matters. Employee furthermore affirms, represents and warrants that he/she has no known workplace injuries and he/she has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

I 3.        No Disparagement. Both parties agree that they will not make or make, cause or encourage other persons or entities to make, any disparaging remarks or comments about the other party. For the purpose of this paragraph, the term "disparaging" means any statement made or issued to the media, or other entities or persons, or in any judicial or quasi-judicial court proceeding that adversely reflects on Employee or Employer and its employees, officers, directors or shareholders and/or its business interests and/or portrays Employee or Employer and its employees, officers, directors or shareholders in a negative light.

14.         Competence. Employee understands that the only consideration for his/her execution of this Agreement are the terms stated herein; that no other promise or agreement of any kind has caused him/her to execute this Agreement; that he/she is competent to execute this Agreement; that the Agreement has not been obtained by any duress, and that he/she fully understands the meaning and intent of this document. Employee further acknowledges that she has signed this Agreement knowingly and voluntarily, and that he/she has not been threatened or coerced into signing this Agreement. This Agreement shall be binding upon Employee's personal representatives, successors, assigns, heirs and devisees.

Severance Agreement and General Release	5
Between Vincent Verde and Janel Corporation

15.         Non-admission of Wrongdoing. Employee agrees that this Agreement shall not be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind. On behalf of Employee, this Agreement, in turn, shall not be deemed or construed at any time for any purpose as an admission by Employee of any liability or unlawful conduct of any kind.

16.         Governing Law and Interpretation. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without regard to any provision that would result in the application of the laws of any other state or jurisdiction. In the event that Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release provisions in Paragraph 9, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17.         Severability. Should any provision of this Agreement be deemed illegal, invalid or otherwise unenforceable, in whole or in part, by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the release provisions in Paragraph 9, such provision shall immediately become null and void, leaving the remainder of this Agreement valid and enforceable to the fullest extent permitted by law.

18.         Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

19.         Obligation to Pay Attorneys' Fees and Costs. Employee understands and agrees that if he/she violates the commitments he/she has made in this Agreement, Employer shall be entitled to recover the actual attorneys' fees and costs incurred by Employer in enforcing this Agreement or in defending any released claim, if Employer prevails in such action.

20.         Future Cooperation. Employee agrees to cooperate with Employer in the future and to provide Employer truthful information, testimony or affidavits requested in connection with any matter that arose during his/her employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment Employee may have at the time of request. Employer agrees to pay Employee upfront for expenses incurred in providing such cooperation so long as such expenses are approved in advance by Employer.

21.         21-Day Consideration Period. Employee represents, warrants and acknowledges that:

a.         He/she has been advised that he/she has the right to and it is recommended that she consult with an attorney prior to executing this Agreement.

Severance Agreement and General Release	6
Between Vincent Verde and Janel Corporation

b.       Employee's performance of each and every provision, covenant and condition under this Agreement is a condition precedent to Employer's obligation to make any payment or confer any benefit hereunder.

c.        Pursuant to the Federal Older Workers' Benefit Protection Act, Employee has twenty-one (21) calendar days within which to consider whether or not to sign this Agreement prior to its execution and acknowledges that such time period has been offered by Employer.

d.        Pursuant to the Federal Older Workers' Benefit Protection Act, Employee has seven (7) calendar days following execution of this Agreement to revoke it, by delivering a written Notice of Revocation (the "Notice") to Joseph Ferrara, Chief Financial Officer, Janel Corporation, 80 Eighth Avenue, New York, NY 10011, by overnight delivery (e.g., Federal Express or UPS), and the Agreement shall not become effective or enforceable until the revocation period has expired. Employee acknowledges that Employer has offered such seven (7) calendar days revocation period. Unless a Notice has been delivered before the end of such seven (7) day revocation period, this Agreement shall automatically become final and binding on the parties on the eighth (8th) calendar day after it is signed by Employee and returned to Employer, (the "Effective Date") if the Notice is not delivered to Employer.

(continued on following page)

Severance Agreement and General Release	7
Between Vincent Verde and Janel Corporation

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Severance Agreement and General Release as of the date set forth below:

March 4, 2024	/s/ Vincent Verde
Date	VINCENT VERDE
Employee

JANEL CORPORATION

March 4, 2024	/s/ Joseph Ferrara
Date

Severance Agreement and General Release	8
Between Vincent Verde and Janel Corporation